Exhibit 15.1



Freeport-McMoRan Copper & Gold Inc.
1615 Poydras St.
New Orleans, LA  70112

Gentlemen:

We are aware that Freeport-McMoRan Copper & Gold Inc. has incorporated by reference in its Registration Statements (File Nos. 33-63271, 33-63269, 33-63267, 333-85803 and 333-31584) its
Form 10-Q for the quarter ended June 30, 2001, which includes our report dated July 18, 2001 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the Act), this report is not considered a part of the registration statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

/s/ Arthur Andersen LLP
ARTHUR ANDERSEN LLP